                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     DOLE FOOD COMPANY, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            DOLE FOOD COMPANY, INC.
                                 ONE DOLE DRIVE
                        WESTLAKE VILLAGE, CA 91362-7300

                                                                   April 6, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc. (the "Company") which will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 11, 2000.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely yours,

                                          /s/ DAVID H. MURDOCK

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                                              DOLE FOOD COMPANY, INC.
                                                      ONE DOLE DRIVE
                                             WESTLAKE VILLAGE, CA 91362-7300

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 2000

                            ------------------------

    The Annual Meeting of Stockholders of DOLE FOOD COMPANY, INC. (the "Company") will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 11, 2000 for the following purposes:

    1. To elect seven (7) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

    2. To elect Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed March 30, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments of the meeting.

                                          By Resolution of the Board of
                                          Directors,

                                          /s/ DAVID H. MURDOCK

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

April 6, 2000

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
               SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S).

                            DOLE FOOD COMPANY, INC.
                                 ONE DOLE DRIVE
                        WESTLAKE VILLAGE, CA 91362-7300

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Dole Food Company, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 11, 2000, and at any adjournments thereof. The Company's principal executive offices are located at One Dole Drive, Westlake Village, California 91362, and its telephone number is (818) 879-6600.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 6, 2000. The Company's 1999 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION

    RECORD DATE:

    The Board of Directors has fixed March 30, 2000 as the Record Date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 55,844,798 shares of the Company's Common Stock were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting.

    MULTIPLE PROXY CARDS:

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. YOU MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY YOU ARE REPRESENTED AT THE ANNUAL MEETING.

    ABILITY TO REVOKE PROXY:

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivering to the Corporate Secretary a written notice of revocation either in person or by mail. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    VOTING OF PROXIES:

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote "FOR" the election of the Board of Directors' nominees, "FOR" the election of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting, and all matters incident to the conduct of the meeting.

    QUORUM:

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of such quorum will be required to elect directors and to elect Arthur Andersen LLP as the Company's independent public accountants and auditors.

    ABSTENTIONS/"BROKER NON-VOTES":

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

    OTHER MATTERS:

    Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Under the Company's By-Laws, stockholders are not entitled to cumulate their votes in the election of directors. The By-Laws also provide that the presiding officer at the meeting may adjourn a meeting at which a quorum is present if a matter to be acted upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting and the number of shares actually voted (and not abstaining) at such meeting is insufficient to approve of such matter.

    NOMINATIONS FOR DIRECTORS:

    The Company's By-Laws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting. Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary setting forth (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company beneficially owned by the nominee; and (iv) such other information concerning the nominee as is required under the rules of the Securities and Exchange Commission (the "SEC"). Such notice also must include a signed consent of the nominee to serve as a director of the Company, if elected. To be timely, any such notice with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than 30 days prior to meeting, or April 11, 2000. Any such notice with respect to any subsequent Annual Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Meeting.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company's Common Stock as of March 31, 2000 (unless otherwise noted).

                                                               AMOUNT AND
                                                               NATURE OF
NAME AND ADDRESS                                               BENEFICIAL    PERCENT OF
OF BENEFICIAL OWNER                                           OWNERSHIP(1)    CLASS(2)
-------------------                                           ------------   ----------
David H. Murdock ...........................................   13,424,059(3)    23.9%
  One Dole Drive
  Westlake Village, CA 91362

J&W Seligman & Co. Incorporated ............................    4,238,000(4)     7.6%
  100 Park Avenue
  New York, NY 10017

Capital Research & Management Co. ..........................    3,636,000(5)     6.5%
  333 South Hope Street, 55(th) Floor
  Los Angeles, CA 90071

Dodge & Cox. ...............................................    5,421,422(6)     9.7%
  One Sansome Street, 35(th) Floor
  San Francisco, CA 94104

------------------------

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus in the case of Mr. Murdock, stock options granted to him under the Company's stock option plans to purchase 258,420 shares, which number includes all such options that are exercisable within 60 days following the Record Date (March 30, 2000).

(3) See "Security Ownership of Directors and Executive Officers" at page 4.

(4) Based on a report on Schedule 13G/A dated February 10, 2000, J.W. Seligman & Co. Incorporated and/or its affiliates had shared voting power over 2,960,000 of such shares and shared dispositive power over all such shares.

(5) Based on a report on Schedule 13G dated February 10, 2000, Capital Research & Management Co. and/or its affiliates reported sole dispositive power over all such shares.

(6) Based on a report on Schedule 13G dated February 14, 2000, Dodge & Cox and/or its affiliates had sole voting power over 4,939,422 of such shares, shared voting power over 55,800 of such shares and sole dispositive power over all such shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned), unless otherwise indicated, by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of the Company as a group, as of March 31, 2000:

                                                           AMOUNT AND NATURE            PERCENT OF
                                                             OF BENEFICIAL              OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      OWNERSHIP(2)                SHARES(3)
---------------------------------------                   -------------------           -----------
David H. Murdock........................................  13,424,059(4)(5)                 23.9%
Elaine L. Chao..........................................      12,257(6)(7)(8)                 *
Mike Curb...............................................      45,392(6)(7)(9)                 *
David A. DeLorenzo......................................     163,600(4)(10)(12)               *
Richard M. Ferry........................................      27,174(6)(7)                    *
James F. Gary...........................................      27,397(6)(7)(11)                *
Zoltan Merszei..........................................      12,186(6)(7)                    *
George R. Horne.........................................      27,349(4)                       *
Lawrence A. Kern........................................      41,804(4)(12)                   *
Patrick A. Nielson......................................      26,457(4)(10)(12)               *
Peter M. Nolan..........................................      30,788(4)                       *
All Directors and Executive Officers as a Group
  (16 Individuals)......................................  13,868,995(4)(6)(7)(10)(12)      24.5%

------------------------

   * Represents less than 1% of the class of securities.

 (1) The mailing address for each of the individuals listed is Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362.

 (2) Unless otherwise indicated and except as to stock units described below, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

 (3) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus, where applicable, all stock options and stock units granted under the Company's stock option and deferred stock plans that are exercisable within 60 days following the Record Date (March 30, 2000).

 (4) The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on the Record Date (March 30, 2000) or within 60 days thereafter: Mr. Murdock, 258,420; Mr. DeLorenzo, 112,668; Mr. Horne, 21,152; Mr. Kern, 35,422; Mr. Nielson, 21,662; Mr. Nolan, 30,509; and all directors and executive officers as a group, 496,531.

 (5) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in the Company. His reported holdings include 13,084,769 shares of Common Stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust dated May 28, 1986 and 80,870 shares of Common Stock owned by Mr. Murdock's sons.

 (6) The individuals indicated each beneficially own the following number of shares of Common Stock that were granted pursuant to the Company's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on the Record Date (March 30,

     2000) or within 60 days thereafter: Ms. Chao, 6,106; Mr. Curb, 6,106; Mr. Ferry, 6,106; Mr. Gary, 6,106; and Mr. Merszei, 3,000.

 (7) The directors listed below each beneficially own the following number of vested stock units credited under the Non-Employee Directors Deferred Stock and Cash Compensation Plan as described on page 10 under "Remuneration of Directors": Ms. Chao, 5,136; Mr. Curb, 4,972; Mr. Ferry, 7,768; Mr. Gary, 1,623; and Mr. Merszei, 3,186. The number of stock units received by a director is derived by dividing the amount of the director's quarterly retainer and fees by the average closing price of the Company's Common Stock over the 10 trading days ending on the day prior to the vesting of the stock units. Stock units do not have voting rights or represent a right to acquire or dispose of Common Stock within 60 days following the Record Date, because directors may elect and have elected to defer amounts otherwise payable until a termination of service or certain other events. The units are payable solely in Common Stock, carry an investment risk of ownership and accrue dividend equivalents in the form of additional stock units.

 (8) Reported holdings include 620 shares held in Ms. Chao's profit sharing plan and 395 shares held in Ms. Chao's money purchase account.

 (9) Reported holdings include 400 shares of Common Stock held by Mr. Curb as custodian for the benefit of his children.

 (10) The officers listed below each beneficially own the following number of vested stock units credited under the Company's Stock Ownership Enhancement Program: Mr. DeLorenzo, 9,527 stock units; Mr. Nielson, 2,800 stock units; and all executive officers as a group, 12,327 stock units. This Program enables executives to defer compensation that would otherwise be realized on option exercises and at some specified future date receive the deferred compensation in the form of Company Common Stock. Assuming certain requirements are met, the executive participates in the Program by alternatively exercising the option and instead of receiving Common Stock, receives a certain number of stock units derived by dividing the price of the Common Stock on the date of the exercise into the amount by which the exercised option was "in the money". Stock units do not have voting rights or represent a right to acquire or dispose of Common Stock within 60 days following the Record Date, because officers may elect and have elected to defer amounts otherwise payable until a date certain, a termination of service or certain other events. The units are payable solely in Common Stock, carry an investment risk of ownership and accrue dividend equivalents in the form of additional stock units.

 (11) Reported holdings include 2,000 shares of Common Stock held in Mr. Gary's pension plan and 17,668 shares of Common Stock held in Gary LLC, a limited liability corporation of which Mr. Gary is the general manager and over which Mr. Gary has investment control.

 (12) Reported holdings include shares of Common Stock held for certain officers by the Company's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code").

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Articles of Association of the Company provide that the Board of Directors shall consist of not less than five nor more than 20 persons. The Company's By-Laws currently provide for seven members of the Board of Directors. The Board of Directors has recently voted to recommend the election of the following individuals, all of whom are incumbents, for a term of one year and until their successors are duly elected and qualified:

Elaine L. Chao                  James F. Gary
Mike Curb                       Zoltan Merszei
David A. DeLorenzo              David H. Murdock
Richard M. Ferry

    Each of the current members of the Board was elected by stockholders at the last Annual Meeting held on May 13, 1999.

    Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named above. In case any of such nominees becomes unable to serve or unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) have full discretion and authority to vote for any other nominee of the Board.

    The following brief statements contain biographical information with respect to each of the nominees for election as a director, including their principal occupations for at least the past five years, as of March 17, 2000.

                                          YEAR
                                        ELECTED
                                          AS A
NAME                                    DIRECTOR     AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                                    --------   --------   ------------------------------------------
David H. Murdock......................    1985        76      Chairman of the Board, Chief Executive
                                                              Officer and Director of the Company since
                                                              July 1985. Chairman of the Board, Chief
                                                              Executive Officer and Director of Castle &
                                                              Cooke, Inc. since October 1995. Since June
                                                              1982, Chairman of the Board and Chief
                                                              Executive Officer of Flexi-Van Leasing,
                                                              Inc., a Delaware corporation wholly-owned
                                                              by Mr. Murdock. Sole owner and developer
                                                              of the Sherwood Country Club in Ventura
                                                              County, California, and numerous other
                                                              real estate developments; also sole
                                                              stockholder of numerous corporations
                                                              engaged in a variety of business ventures
                                                              and in the manufacture of textile-related
                                                              products, and industrial and building
                                                              products.

David A. DeLorenzo....................    1991        53      President and Chief Operating Officer of
                                                              the Company since March 1996. President of
                                                              Dole Food Company-International from
                                                              September 1993 to March 1996. Executive
                                                              Vice President of the Company from July

                                          YEAR
                                        ELECTED
                                          AS A
NAME                                    DIRECTOR     AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                                    --------   --------   ------------------------------------------
                                                              1990 to March 1996. Director of the
                                                              Company since February 1991. President of
                                                              Dole Fresh Fruit Company from September
                                                              1986 to June 1992.

Elaine L. Chao........................    1993        46      Distinguished Fellow at The Heritage
                                                              Foundation since August 1996. President
                                                              and Chief Executive Officer of United Way
                                                              of America from November 1992 until August
                                                              1996. Director of the United States Peace
                                                              Corps from October 1991 to November 1992.
                                                              Deputy Secretary of the United States
                                                              Department of Transportation from March
                                                              1989 to October 1991. Chairman of the
                                                              United States Federal Maritime Commission
                                                              from March 1988 to March 1989. Deputy
                                                              Administrator of the United States
                                                              Maritime Administration from April 1986 to
                                                              March 1988. Vice President-Syndications of
                                                              the BankAmerica Capital Markets Group from
                                                              November 1984 to April 1986. Ms. Chao also
                                                              serves on the Boards of Directors of The
                                                              Clorox Company, Northwest Airlines,
                                                              Columbia/ HCA Healthcare Corp. and CR
                                                              Bard, Inc.

Mike Curb.............................    1985        55      Chairman of the Board of Curb Records,
                                                              Inc., a record company, and Curb
                                                              Entertainment International Corp., an
                                                              entertainment company. Mr. Curb served as
                                                              Lieutenant Governor of the State of
                                                              California from 1978 to 1982, and served
                                                              as Chairman of the National Conference of
                                                              Lieutenant Governors during 1982.
                                                              Mr. Curb served as Chairman of the
                                                              Republican National Finance Committee from
                                                              August 1982 to January 1985. He is also a
                                                              director of various community
                                                              organizations.

Richard M. Ferry......................    1991        62      Chairman of the Board and Director of
                                                              Korn/Ferry International, an international
                                                              executive search firm. Mr. Ferry also
                                                              serves on the Boards of Directors of Avery
                                                              Dennison Corporation, Pacific Life
                                                              Insurance Company and Mrs. Fields'
                                                              Original Cookies, Inc., as well as a
                                                              number of privately held and
                                                              not-for-profit corporations.

                                          YEAR
                                        ELECTED
                                          AS A
NAME                                    DIRECTOR     AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION
----                                    --------   --------   ------------------------------------------
James F. Gary.........................    1974        79      Chairman Emeritus of Pacific Resources,
                                                              Inc., an energy company headquartered in
                                                              Honolulu ("PRI"). Mr. Gary was President
                                                              and/or Chairman and Chief Executive
                                                              Officer of PRI and its predecessor from
                                                              1967 to 1984, and Chairman of the Board of
                                                              PRI in 1985. He is Past Chairman of the
                                                              Hawaii Community Foundation and is
                                                              Chairman of the Board of Directors of
                                                              Inter Island Petroleum, Inc. (Honolulu),
                                                              Hawkins Oil & Gas, Inc. (Tulsa), Kennedy
                                                              Associates, Inc. (Seattle) and Episcopal
                                                              Homes of Hawaii, Inc., as well as several
                                                              other privately held corporations and a
                                                              number of community organizations. He was
                                                              a member of the University of Hawaii Board
                                                              of Regents from 1981 to 1989 and currently
                                                              serves on the International Advisory Board
                                                              of the Salk Institute (San Diego) and as a
                                                              Regent on the International Advisory Board
                                                              of Harris-Manchester College at the
                                                              University of Oxford.

Zoltan Merszei........................    1996        77      Former Chairman, President and Chief
                                                              Executive Officer of the Dow Chemical
                                                              Company (retired in 1979). Former Vice
                                                              Chairman and President of Occidental
                                                              Petroleum Corporation (retired in 1989).
                                                              Mr. Merszei currently serves as a
                                                              technical consultant to a variety of
                                                              United States and foreign corporations.
                                                              Mr. Merszei also serves on the Boards of
                                                              Directors of the Budd Company, Hong Leong
                                                              Corporation, Thyssen Budd Automotive
                                                              Corporation and Thyssen Henschel America,
                                                              Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                     EACH OF THE NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors: the Executive, Finance and Nominating Committee ("Executive Committee"); the Audit Committee; and the Corporate Compensation and Benefits Committee ("Compensation Committee").

    EXECUTIVE COMMITTEE:

    The present members of the Executive Committee are David H. Murdock, Chairman, Mike Curb and Richard M. Ferry. The primary purposes of the committee are (1) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning for the Company; and (3) to deal with matters relating to the directors of the Company. During the 1999 fiscal year, the committee did not meet, but acted by unanimous written consent. The Executive Committee will consider nominees, if any, for the election to the Board of Directors who are recommended by stockholders in accordance with the provisions of the Company's By-Laws, which provisions are described above under "General Information".

    AUDIT COMMITTEE:

    The Audit Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Audit Committee are Richard M. Ferry, Chairman, Elaine L. Chao and James F. Gary. The Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls, and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. During the 1999 fiscal year, the committee held eight meetings.

    COMPENSATION COMMITTEE:

    The Compensation Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Compensation Committee are James F. Gary, Chairman, Mike Curb and Zoltan Merszei. This committee is responsible for reviewing the compensation and benefits policies and practices of the Company and overseeing its employee stock and cash incentive plans. During the 1999 fiscal year, the committee held five meetings.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1999 fiscal year, there were seven meetings of the Board of Directors. The incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports or written representations from certain reporting persons that no Forms 5 were required, the Company believes that its reporting persons complied with all applicable filing requirements.

REMUNERATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services as follows:

    - An annual retainer fee of $24,000, payable in equal quarterly installments.

    - A fee of $2,000 for each regularly scheduled meeting of the Board of Directors attended, and a fee of $500 for each telephonic meeting of the Board of Directors in which the Non-Employee Director participates.

    - A fee of $1,000 for each committee meeting attended, a fee of $500 for each telephonic committee meeting attended and a fee of $2,500 per year for service as chairperson of the Audit and of the Compensation Committees.

    - An annual stock option grant of 1,500 options pursuant to the Non-Employee Directors Stock Option Plan approved by stockholders in 1995. The options become exercisable in three equal annual installments and have a 10-year term, subject to earlier termination upon termination of service. (On February 16, 1999, Non-Employee Directors each received an annual grant of 1,500 options at an exercise price of $30.562 (the market price)).

    Pursuant to the Company's Non-Employee Directors Deferred Stock and Cash Compensation Plan, one-half of each Non-Employee Director's annual retainer fee is automatically allocated to stock units payable solely in Common Stock following a director's termination of service. Non-Employee Directors may elect to receive their remaining compensation in cash or to defer all or part of their remaining compensation in additional stock units or deferred cash accounts. During 1999, deferred cash accounts in the plan were credited with an interest rate of approximately 6.8%.

    The reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed by the Company, including the expenses incurred by directors' spouses in accompanying the directors to one Board meeting each year. A Board member who is also an employee of the Company does not receive compensation for service as a director.

                       COMPENSATION OF EXECUTIVE OFFICERS

    Except as noted, the following table sets forth for the Company's fiscal years ended January 1, 2000, January 2, 1999 and January 3, 1998, in prescribed format, the compensation for services in all capacities to the Company and its subsidiaries of those persons who were at January 1, 2000 the Chief Executive Officer and the other four most highly compensated persons who were executive officers of the Company and its subsidiaries at January 1, 2000 (the "Named Executive Officers") and an individual who would have been a Named Executive Officer but for the fact that such individual was not an executive officer of the Company on January 1, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION AWARDS
                                                                                   -------------------------------------
                                             ANNUAL COMPENSATION        OTHER      SECURITIES
                                           ------------------------     ANNUAL     UNDERLYING       LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY $(1)   BONUS $(2)   COMP. $(3)   OPTIONS (#)   PAYOUTS(4)   COMP. $(5)
---------------------------     --------   -----------   ----------   ----------   -----------   ----------   ----------
David H. Murdock(6) .........     1999       $800,000     $      0     $      0      200,000                   $42,940(12)
  Chairman & CEO, Dole Food       1998       $800,000     $      0     $      0       75,000                   $     0
  Company, Inc.                   1997       $757,692     $612,150     $      0       40,000      $21,470      $     0

David A. DeLorenzo ..........     1999       $600,000     $      0     $      0      100,000                   $34,935(12)
  President & COO, Dole Food      1998       $557,692     $      0     $      0       50,000                   $ 4,800
  Company, Inc.                   1997       $531,731     $291,500     $      0       20,000      $15,067      $ 4,750

George R. Horne(7) ..........
  Vice President, Human           1999       $225,000     $      0     $      0       20,000                   $ 9,711(12)
  Resources, Dole Food            1998       $225,000     $      0     $      0        6,700                   $ 4,800
  Company, Inc.                   1997       $216,637     $104,940     $      0        5,200      $ 2,455      $ 4,750

Lawrence A. Kern(8) .........     1999       $321,154     $162,500     $100,000(9)    15,000                   $15,156(12)
  President, Dole Fresh           1998       $276,923     $225,000     $      0        8,200                   $ 4,800
  Vegetables, Inc.                1997       $261,058     $206,250     $      0        8,000      $ 5,178      $ 4,750

Patrick A. Nielson(10) ......
  Vice President,
  International & Regulatory      1999       $215,000     $ 40,000     $      0       20,000                   $ 7,599(12)
  Affairs, Dole Food Company,     1998       $206,922     $      0     $      0        6,000                   $ 4,800
  Inc.                            1997       $203,846     $ 93,280     $      0        5,100      $ 1,400      $ 4,750

Peter M. Nolan(11) ..........     1999       $250,000     $187,500     $      0       26,000                   $14,697(12)
  President--Dole North           1998       $238,462     $187,500     $      0        7,200                   $ 4,800
  America Operations              1997       $249,519     $176,250     $      0        7,200      $ 4,949      $ 4,750

--------------------------

 (1) 1997 salaries reflect that the Company's 1997 fiscal year contained 53 weeks. The Company's 1998 and 1999 fiscal years contained 52 weeks.

 (2) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

 (3) Does not include perquisites which total the lesser of $50,000 or 10% of the reported annual salary and bonus for any year.

 (4) These amounts represent sums earned and payable pursuant to the terms of the 1998 Plan through fiscal 1999. 50% of these amounts were paid in cash and 50% were paid in Common Stock at a price of $13.812 per share, with cash paid in lieu of fractional shares. For information regarding payment opportunities under unvested 1998 Plan awards made prior to 1999, see the table entitled "Long-Term Incentive Plan Awards in Last Fiscal Year" and accompanying text at page 15.

 (5) The amounts shown in this column include awards under the Company's 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "1998 Plan") and contributions by the Company under the Company's tax deferred investment plans for the benefit of the individuals listed in an amount of $4,800 for each individual except Mr. Murdock, but do not include payments made to Mr. Murdock under the Company's defined benefit pension plan. (See "Pension Plans" at page 17.)

 (6) Mr. Murdock also holds positions with certain business entities he owns that are not controlled directly or indirectly by the Company, which other entities pay compensation and may provide fringe benefits to Mr. Murdock for his services. Mr. Murdock is also Chairman and Chief Executive Officer of Castle & Cooke, Inc., which pays compensation and benefits to him. The Audit Committee of the Board of Directors has approved Mr. Murdock's having such other employment arrangements.

 (7) Mr. Horne became an executive officer prior to November 1984.

 (8) Mr. Kern became an executive officer in October 1997.

 (9) Mr. Kern voluntarily left the employ of the Company in December 1999. The Company then entered into a Consulting Agreement with Mr. Kern, pursuant to which he would provide services to the Company on an as needed basis to assist in the transition of his responsibilities. This amount is the first installment of consulting fees Mr. Kern earned by the terms of the Consulting Agreement. Upon Mr. Kern's reemployment by the Company in January 2000, the Consulting Agreement was canceled and no further sums are due to Mr. Kern thereunder.

 (10) Mr. Nielson became an executive officer in May 1994.

 (11) Mr. Nolan became an executive officer in October 1997.

 (12) Amounts in addition to the Company's contribution under the Company's tax deferred investment plans (see footnote (4) above) reflect amounts vested for the two-year period 1998 through 1999 ("Cycle 1") under the 1998 Plan, which are payable in annual installments of one-third of the sum remaining after each payout until the remaining sum is less than $15,000, in which case the full remaining sum will be paid out.

            EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Some of the Company's benefit plans (including the 1991 Stock Option and Award Plan, as amended (the "1991 Plan"), and the 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "1998 Plan")) provide for an acceleration of benefits and various other customary adjustments if a change in control or other reorganization occurs. Pursuant to the 1998 Plan, if a participant's employment is terminated for certain reasons, pro-rata payments may be made prior to the completion of the applicable year or cycle, provided the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and provided that the amount of any early payout is proportionately reduced to reflect the time value of the early payout.

    The 1991 Plan permits grants of a number of types of securities, including options and restricted stock. In March 2000, the Company granted 6,000 shares of restricted stock to a person who is not an executive officer.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

    The following table provides information concerning individual grants of stock options made during fiscal 1999 to each of the Named Executive Officers. No SARs have been granted to these persons.

                                                 INDIVIDUAL GRANTS
                          ----------------------------------------------------------------          POTENTIAL REALIZABLE
                                              PERCENT OF TOTAL                                        VALUE AT ASSUMED
                              NUMBER OF         OPTIONS/SARS                                       ANNUAL RATES OF STOCK
                             SECURITIES          GRANTED TO                                        PRICE APPRECIATION FOR
                             UNDERLYING          EMPLOYEES       EXERCISE OR                         OPTION TERM(1)(2)
                            OPTIONS/SARS          IN LAST         BASE PRICE    EXPIRATION   ----------------------------------
NAME                      GRANTED (#)(3)(4)     FISCAL YEAR      ($/SH)(3)(4)    DATE(5)      0%($)       5%($)        10%($)
----                      -----------------   ----------------   ------------   ----------   --------   ----------   ----------
David H. Murdock........       100,000              14.88%         $28.250        1/21/09       0       $1,776,600   $4,502,300
                               100,000              15.87%         $14.375       12/15/09       0       $  904,000   $2,291,000

David A. DeLorenzo......        50,000               7.44%         $28.250        1/21/09       0       $  888,300   $2,251,150
                                50,000               7.94%         $14.375       12/15/09       0       $  452,000   $1,145,500

George R. Horne.........        10,000               1.49%         $28.250        1/21/09       0       $  177,660   $  450,230
                                10,000               1.59%         $14.375       12/15/09       0       $   90,400   $  229,100

Lawrence A. Kern(6).....        15,000               2.38%         $28.250        1/21/09       0       $  266,490   $  675,345

Patrick A. Nielson......        10,000               1.49%         $28.250        1/21/09       0       $  177,660   $  450,230
                                10,000               1.59%         $14.375       12/15/09       0       $   90,400   $  229,100

Peter M. Nolan..........        10,000               1.49%         $28.250        1/21/09       0       $  177,660   $  450,230
                                16,000               2.54%         $14.375       12/15/09       0       $  144,640   $  366,560

--------------------------

    Fair Market Value of Common Stock on December 31, 1999, was $16.250, the last trading day of the Company's 1999 fiscal year.

(1) The total gain to all stockholders in respect of the January 1999 grant would be $991,969,638 at 5% annual appreciation and $2,513,893,422 at 10% annual appreciation. The total gain to all stockholders in respect of the December 1999 option grant would be $504,750,958 at 5% annual appreciation and $1,279,197,262 at 10% annual appreciation. The gain for the above officers represents less than 1% of the gain to all stockholders.

(2) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately. Except as noted in footnote 4 below, the terms of the option grants require a 20% increase over the exercise price before any vesting occurs.

(3) Stock options were granted under the Company's 1991 Stock Option and Award Plan, as amended (the "1991 Plan"). Options under the 1991 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company (as defined in the 1991 Plan). Vested options under the 1991 Plan may be exercised within a period of 12 months following a termination by reason of death, disability or retirement, and three months following a termination for other reasons. The 1991 Plan permits the Compensation Committee, which administers the 1991 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1991 Plan, if there is a change in control of the Company, all options become immediately exercisable.

(4) Options vest according to a schedule reflecting specific stock appreciation hurdles. Except as noted, none of the options granted in January 1999 set forth in the table vest until the stock price reaches $33.875 and none of the options granted in December 1999 set forth in the table vest until the stock price reaches $17.250, in each case a 20% increase over the exercise price which reflects the market price of the Company's Common Stock on the date of grant. Options will vest in 25% increments upon achieving or exceeding specified price hurdles (ranging from $17.250 to $38.125) for a period of 30 consecutive trading days. To preserve the favorable accounting treatment to the Company generally associated with these stock option grants, any options which have not previously vested will become fully vested three (3) months before the end of the 10-year term.

(5) Options were granted for a term of 10 years, subject to earlier termination in certain events such as termination of employment. (See footnote 3 above.)

(6) Mr. Kern voluntarily left the Company's employ in December 1999. Upon his voluntary termination, all then held unvested options, including the 15,000 options granted to him in January 1999, terminated and his vested options remained exercisable for three months, although he agreed not to exercise such vested options in connection with the reinstatement grants described in footnote (3) following the table entitled "Aggregated Options/SAR Exercises in the last Fiscal Year and Fiscal Year-End Option/SAR Values". The information for Mr. Kern in the table above includes, for the option granted in January 1999, a designated expiration date and potential realizable value that give effect to the reinstatement grant described in such footnote 3, but does not include the additional 20,000 options granted to him in January 2000 in lieu of the December 1999 grant to other Executive Officers in which he did not participate.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information concerning each exercise of stock options during fiscal 1999 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

                                                                          NUMBER OF
                                                                          SECURITIES           VALUE OF
                                                                          UNDERLYING          UNEXERCISED
                                                                         UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS/SARS AT        OPTIONS AT
                                                                        FY-END (#)(1)         FY-END ($)
                                      SHARES                           ----------------   -------------------
                                   ACQUIRED ON                           EXERCISABLE/        EXERCISABLE/
NAME                               EXERCISE (#)   VALUE REALIZED ($)   UNEXERCISABLE(#)   UNEXERCISABLE($)(2)
----                               ------------   ------------------   ----------------   -------------------
David H. Murdock.................       0                 0            258,420/350,000        $0/$187,500
David A. DeLorenzo...............       0                 0            112,668/185,000        $ 0/$93,750
George R. Horne..................       0                 0              21,152/33,850        $ 0/$18,750
Lawrence A. Kern.................       0                 0                   35,422/0        $      0/$0
Patrick A. Nielson...............       0                 0              21,662/33,075        $ 0/$18,750
Peter M. Nolan...................       0                 0              30,509/46,100        $ 0/$30,000

------------------------

(1) The Company has two stock option plans under which awards are outstanding: the 1982 Plan and the 1991 Plan. Options under the 1991 Plan are described in footnote 3 to the table entitled "Option/SAR Grants In The Last Fiscal Year". All options available under the 1982 Plan have been granted. Vested options under the 1982 Plan may result in payments following resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Options under the 1982 Plan may be exercised within a period of 12 months following a disability, by the optionee's estate at any time the option could have been exercised by the optionee (if the optionee dies while an employee of the Company) and within a period of three months following a termination for all other reasons. Under the 1982 Plan, if there is a change in control of the Company (as defined in the 1982 Plan), all options become immediately exercisable.

(2) This amount represents solely the difference between the market value ($16.250) on the last trading day of the Company's fiscal year, December 31, 1999, of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(3) The options granted to Mr. Kern in January 2000 upon his return to the Company's employ were designed to restore him to substantially the same position he would have been in had he never left. These grants provide for 35,422 options to vest on July 31, 2000 and the remaining 58,200 options to vest according to schedules reflecting specific stock appreciation hurdles and include a grant of 20,000 options in lieu of the December 1999 option grant to other executive officers.

                           LONG-TERM INCENTIVE PLAN-
                           AWARDS IN LAST FISCAL YEAR

    The following table provides information regarding each award made to a Named Executive Officer in fiscal 1999 under the 1998 Plan:

                                    ESTIMATED PAYOUT OPPORTUNITY (CYCLE 3)(1)
                                -------------------------------------------------
                                PERFORMANCE    FORMULA      FORMULA     FORMULA
NAME                              PERIOD      MINIMUM(2)   TARGET(3)   MAXIMUM(3)
----                            -----------   ----------   ---------   ----------
David H. Murdock..............   1999-2001     $16,667     $533,333    $1,666,667
David A. DeLorenzo............   1999-2001     $12,500     $400,000    $1,250,000
George R. Horne...............   1999-2001     $ 1,875     $ 60,000    $  187,500
Lawrence A. Kern..............   1999-2001     $ 5,104     $163,333    $  510,417
Patrick A. Nielson............   1999-2001     $ 1,344     $ 43,000    $  134,375
Peter M. Nolan................   1999-2001     $ 4,594     $147,000    $  459,375

------------------------

(1) The business targets established for the awards granted in 1999 were earnings per share at the consolidated level (50% weighting) and relative total stockholders return ("RTSR") measured against a peer group of companies in the MidCap Foods Index (50% weighting). If the average performance during the performance cycle is below target, the payment opportunities will be reduced and if the average performance is above target, the payment opportunities will be increased. Subject to other conditions of the award (including continued service), one-third of the awards for the three-year performance period (1999-2001) ("Cycle 3"), will vest in early 2002 with one-third of the remaining payment opportunity vesting each respective year thereafter. Awards may become immediately payable in the event of termination of service or a change in control, and are subject to customary adjustments for recapitalization, reorganizations and similar events. The formula-determined amount of an award may be
    (i) further adjusted based upon performance consistency and (ii) reduced by the Compensation Committee based upon an evaluation of individual performance criteria and/or other objective and subjective factors. Because of these contingencies and other conditions, the specific benefits to be paid to participants are not determinable in advance.

(2) Requires attainment of minimum target performance in one of the business criteria in one of the years in applicable performance cycle.

(3) Formula Target and Formula Maximum include the effect of actual 1999 results on aggregate payment opportunities. Amounts presented assume no increase in current base salaries during or after 2000.

    The reported amounts do not include payout opportunities under unvested long-term awards made prior to 1999 for the performance period 1998-1999 ("Cycle 1"), and one three-year performance period (1998-2000) ("Cycle 2"). The applicable business criteria for awards granted in 1998 and 1999 were earnings per share at the consolidated level (50% weighting) and RTSR measured against a peer group of companies in the MidCap Foods Index (50% weighting).

    Prior to the Cycle 3 award period, described above, the Company established two cycles for which awards may be earned, Cycle 1 and a three-year award period for the years 1998-2000 ("Cycle 2"). With respect to Cycle 1, which ended on December 31, 1999, one third of the award has already vested and the remaining accrued payment opportunities have been fixed and will be paid out as described in footnotes 4 and 12 to the Summary Compensation Table. With respect to Cycle 2, one third of any award earned will vest in early 2001. If the average performance over the cycle is below target, the payment opportunities are reduced, and if the average performance is above target, the payment opportunity for the cycle is increased. In addition, these awards may become immediately payable in the event of termination of service or a change in control, and are subject to customary adjustments for recapitalizations, reorganizations and similar events. The Company established the performance targets for Cycle 2 utilizing earnings per share at the consolidated level (50% weighting) and RTSR measured against a peer group of companies in the MidCap Foods Index (50% weighting).

    The maximum award opportunity for Cycle 2 for each of the Named Executive Officers is as follows: Mr. Murdock--$416,667; Mr. DeLorenzo--$312,500;
Mr. Horne--$46,875; Mr. Kern--$127,604; Mr. Nielson--$33,594; and
Mr. Nolan--$114,844.

    If the minimum performance level is not achieved on any of the business targets established by the Compensation Committee in any of the years of a cycle, no amount will be payable for that award cycle, although the levels of performance required may change between cycles and may differ within any cycle.

    The business criteria and performance targets relative to any business criterion for a given fiscal year in a cycle may vary from cycle to cycle, as the Committee prospectively establishes those factors for new cycles in which the same fiscal year is included under the 1998 Plan.

                                 PENSION PLANS

    The Company maintains a number of noncontributory pension plans which provide benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to salaried, non-union employees of the Company on U.S. payrolls, including executive officers of the Company. Each plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows the estimated annual benefits payable under the Company's corporate pension plan in which the Named Executive Officers participated in 1999:

                               PENSION PLAN TABLE

                                              YEARS OF SERVICE
                            ----------------------------------------------------
REMUNERATION                   15         20         25         30         35
------------                --------   --------   --------   --------   --------
$300,000..................  $ 49,500   $ 70,950   $ 92,400   $113,850   $135,300
$400,000..................  $ 66,000   $ 94,600   $123,200   $151,800   $180,400
$500,000..................  $ 82,500   $118,250   $154,000   $189,750   $225,500
$600,000..................  $ 99,000   $141,900   $184,800   $227,700   $270,600
$700,000..................  $115,500   $165,550   $215,600   $265,650   $315,700
$800,000..................  $132,000   $189,200   $246,400   $303,600   $360,800
$900,000..................  $148,500   $212,850   $277,200   $341,550   $405,900
$1,000,000................  $165,000   $236,500   $308,000   $379,500   $451,000
$1,100,000................  $181,500   $260,150   $338,800   $417,450   $496,100
$1,200,000................  $198,000   $283,800   $369,600   $455,400   $541,200
$1,300,000................  $214,500   $307,450   $400,400   $493,350   $586,300
$1,400,000................  $231,000   $331,100   $431,200   $531,300   $631,400
$1,500,000................  $247,500   $354,750   $462,000   $569,250   $676,500

    The above table shows the estimated annual retirement benefits payable as straight life annuities without offsets for Social Security or other amounts under this plan, assuming retirement at age 65, to persons in specified compensation and years of service classifications. In general, the plan covers the following types of compensation paid by the Company: base pay, bonus, and severance pay payable under the Company's severance pay plan.

    Each year's accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of March 31, 1992 under the prior benefit formula serve as minimum entitlements. The credited years of service and ages as of December 31, 1999 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 76)--14 years; Mr. DeLorenzo (age 53)--29 years; Mr. Kern (age
52)--7 years; Mr. Nolan (age 57)--7 years; Mr. Horne (age 63)--33 years; and
Mr. Nielson (age 49)--16 years. Assuming these individuals remain employed by the Company until age 65 (or later) and continue to receive compensation equal to their 1999 compensation from the Company, their annual retirement benefits at age 65 will approximate: Mr. DeLorenzo--$331,780; Mr. Kern--$138,812;
Mr. Nolan--$71,369; Mr. Horne--$143,323; and Mr. Nielson--$86,727. As required by the Internal Revenue Code, Mr. Murdock, who is presently over the age of 70 1/2, is receiving his current annual retirement benefit under the pension plan of $208,604.

    Generally, the Internal Revenue Code places an annual maximum limit of $130,000 (at December 31, 1999) on the benefits available to an individual under the Company's pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $160,000 (at December 31, 1999) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under a plan exceeds the maximum annual benefit limit or the maximum compensation limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CASTLE & COOKE, INC.

    On December 28, 1995, the Company distributed to stockholders all of the common stock of Castle & Cooke, Inc. ("Castle"), the Company's former real estate and resorts operations (the "Distribution"). Mr. Murdock is also Chairman and Chief Executive Officer of Castle and beneficially owns approximately 27% of its outstanding common stock. Flexi-Van Leasing, Inc. ("Flexi-Van") an entity wholly-owned by Mr. Murdock, has made a proposal to acquire all of the outstanding shares of Castle not currently owned by Flexi-Van or any of its affiliates.

    As partial consideration to the Company for the Distribution, Castle issued to the Company a promissory note in the principal amount of $10 million. The $10 million note is payable in December 2000, and bears interest at the rate of 7% per annum, payable quarterly. Castle incurred and paid $700,000 in interest expense since January 1, 1999 pursuant to the terms of the $10 million note.

    Pursuant to the Distribution, the Company and Castle each hold a 50% percent interest in an airplane, which was formerly owned solely by the Company. Under the Aircraft Co-Ownership Agreement, the Company and Castle agreed that each party would be responsible for the direct costs associated with its use of the airplane, and that all indirect costs would be equally shared. The Company's and Castle's proportionate share of the operating costs for the aircraft during 1999 were $945,528 and $700,212, respectively. Pursuant to the agreements governing the Distribution, the Company paid Castle $83,268 for certain general and administrative expenses provided to the Company by Castle during 1999, including land management and workers' compensation services. Castle paid the Company $71,859 for certain general and administrative expenses for various services provided to Castle by the Company during 1999, including executive and asset management. In connection with the Company's occupation during 1999 of certain office space acquired by Castle in Bakersfield, California and to specify the parties' respective ongoing responsibilities with respect to such property, the Company and Castle entered into an agreement dated as of January 1, 2000. Under the agreement, the Company agreed to pay Castle an aggregate sum of $1,355,829, of which $396,949 has been paid and the remaining $958,880 of which is to be paid in monthly installments through December 2001. The Company also agreed to reimburse Castle for certain brokerage commissions, if incurred by Castle in re-leasing the property prior to February 28, 2009, and Castle has agreed to reimburse the Company for any rents received by Castle on the property from any third parties for periods through December 31, 2001. During 1999 the Company also paid Castle $20,299 pursuant to three eight-year leases commencing in December 1995 for three plots of agricultural land covering approximately 1600 acres on Oahu, Hawaii. The Company expects to pay similar annual rents in future years under the leases, subject to changes in property taxes payable on such properties. The Company also paid Castle $181,200 during 1999 for holding various meeting and sales functions at Castle's Lanai resort hotels. Castle purchased $229,824 of products from the Company for its retail store and hotels in Hawaii, and also paid the Company $34,356 in licensing fees pursuant to a long-term trademark license agreement. Castle also received a general excise tax refund of $166,168 from the State of Hawaii that was paid to the Company during 1999 pursuant to the agreements governing the Distribution.

HEADQUARTERS TRANSACTIONS

    In January 1999, the Company paid Castle $2,048,442, which represented a net payment for certain amounts the parties each owed to the other concerning the 10 acre site in Westlake Village, California on which the Company's world headquarters facility is located (the "Headquarters Site") and the remaining 20 acres of the Westlake Village property which continues to be owned by Castle. The net payment represented: (1) certain payments ($2,668,985) to Castle to reimburse it for development costs incurred by Castle on the Headquarters Site prior to the time it was sold to the bank which presently owns the Headquarters Site; (2) certain lease payments ($232,631) to Castle representing lease periods prior to the time the Headquarters Site was sold to the bank; less (3) certain payments ($853,174) to the Company representing development costs incurred on the portion of the Westlake Village property which continues to be owned by Castle. In addition in 1999 the Company paid Castle $45,134 for architectural services provided by, and related expenses incurred by, Castle in connection with the construction of the headquarters facility.

OTHER TRANSACTIONS

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns, among other businesses, a transportation equipment leasing company, a private dining club and a private country club, which supply products and provide services to numerous customers and patrons. During fiscal 1999, the Company paid certain of Mr. Murdock's companies an aggregate of $2,231,363 for the rental of chassis and generator sets, for bricks purchased for the construction of Dole's headquarters and for Company events that took place at the above-mentioned facilities. Mr. Murdock paid the Company and Castle $30,969 for the incremental cost of utilizing the airplane referenced above for personal business purposes during 1999 which amount is shared equally by the Company and Castle.
Mr. Murdock also reimbursed the Company $105,804 for certain shared services between the Company and one of his private companies which maintains offices in the same building. The Audit Committee of the Board of Directors reviewed and approved transactions in which Mr. Murdock or his affiliates had an interest.

    Mr. Murdock, a director and executive officer, and Ms. Wieman, an executive officer, of the Company also serve as directors and executive officers of privately-held entities controlled by Mr. Murdock which do not have compensation committees. Any compensation paid by those companies is within the discretion of their respective boards of directors. Information concerning certain transactions with those companies is disclosed above.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS OR ANY FUTURE FILINGS, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE THEREIN. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                 CORPORATE COMPENSATION AND BENEFITS COMMITTEE
                             REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value.

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to set and achieve aggressive goals in their respective areas of responsibility.

    - Incentive-based compensation must be contingent upon the performance of each executive officer against financial and strategic performance goals.

    - The Company's compensation policies must enable the Company to attract and retain top quality management.

    The Compensation Committee periodically reviews the components of compensation for the Company's executive officers on the basis of its philosophy and goals. Further, as the situation warrants, the Compensation Committee also retains the services of a qualified compensation consulting firm to provide recommendations to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

    The United States Internal Revenue Service has promulgated regulations affecting all publicly held United States corporations (the "162(m) Regulations") that interpret limits on the tax deductibility of compensation in excess of $1 million per year for certain executive officers. The Compensation Committee considers the 162(m) Regulations as one of the factors it reviews with respect to compensation matters. The Compensation Committee, generally speaking, intends to limit compensation to amounts deductible under the 162(m) Regulations, and the Compensation Committee believes that all compensation paid to executive officers in 1999 is deductible under the 162(m) Regulations. However, changes in the tax laws or interpretations, other priorities or special circumstances may result in or warrant exceptions.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

    To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for senior executives. Senior executives have been asked to make (over a three to five year period of time) and hold investments in Company stock or stock equivalents valued at between 50% to 100% of their base salaries. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to all vice presidents and above, with ownership targets increasing with level of responsibility.

    In order to assist senior executives in meeting the stock ownership guidelines, the Company, in July 1997, adopted the Stock Ownership Enhancement Program. This Program enables executives to defer compensation that would otherwise be realized on option exercises and at some specified future date receive the deferred compensation in the form of Company Common Stock. Assuming certain requirements are met, the executive participates in the Program by alternatively exercising the option and instead of receiving Common Stock, receives a certain number of "stock units" derived by dividing the price of the Common Stock on the date of the exercise into the amount by which the exercised stock option was "in-the-money". The "stock units" accrue dividend equivalents and are payable solely in Common Stock following a specified date in the future which is selected by the executive at the time of exercise.

EXECUTIVE COMPENSATION COMPONENTS

    The Company annually evaluates the competitiveness of its executive compensation program (base salary, annual bonus, and long-term incentives) relative to comparable publicly traded companies.

    A group of 12 food-processing companies (or "peer group") is used to annually evaluate the compensation for proxy-named officers. The peer group was identified by the Compensation Committee's executive compensation consulting firm through a comparability screening process that considered such variables as revenue size, product line diversity, and geographic scope of operation. The peer group is reviewed periodically and changes may be made based on the comparability screening process. Nine of the peer group companies are in the S&P Foods Index.

    Broader published surveys of food processing companies, as well as industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    Based on an analysis conducted by the Compensation Committee's executive compensation consultant in 1999, the compensation opportunity for executive officers of the Company, consisting of salary, annual bonus, stock options, and a target long-term incentive, generally falls between the 50th and 75th percentile of the Company's peers. Generally speaking, 75th percentile pay levels can only be achieved if the Company's aggressive goals associated with its incentive compensation plans are attained. Pay levels for each executive officer, other than the Chairman and CEO, largely reflect the recommendation of the Chairman and CEO based on individual experience and breadth of knowledge, internal equity considerations, and other subjective factors. The compensation opportunity for the Chairman and CEO for 1999 was based on deliberations of the Compensation Committee of the Company, as described below under "CEO Compensation".

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by management (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other subjective factors.

      Increases to base salary are determined primarily on the basis of individual performance and contribution to the Company and involve the application of both quantifiable and subjective criteria. Salary reviews for senior executives typically occur at intervals greater than twelve months.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract and retain executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

      In 1999, executive officers were eligible to participate in the annual portion of the 1998 Plan ("Annual Award") or a similar incentive plan for a broader group of officers. While comparable in most respects, features of the stockholder- approved Annual Award are more rigidly defined than other incentive plans sponsored by the Company, in an effort to satisfy the requirements for deductibility under the 162(m) Regulations. All of the executives listed in the Summary Compensation Table were eligible to participate in the Annual Award.

      Bonus opportunities for executive officers, as a percentage of base salary, ranged from 25% to 75% (37.5% to 112.5% for the Chairman and CEO), depending on the Company's performance relative to financial performance targets set in the first quarter of the year. Bonuses generally are payable only if the specified minimum level of financial performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained. Bonus opportunities for each individual are determined on the basis of competitive bonus levels (as a percent of salary), degree of responsibility, and other subjective factors. To provide greater flexibility, the Compensation Committee may include alternative performance goals to permit awards at lower levels in appropriate circumstances.

      Generally speaking, each individual's maximum annual cash bonus equals 1.5x his or her target award level. The maximum bonus is payable only if exceptional Company and/or divisional performance levels against pre-determined goals are achieved.

      In 1999, the bonus opportunity for Messrs. Murdock and DeLorenzo, was based upon return on average common equity ("ROE") and Net Income. While the Company did not reach the financial threshold necessary to make payments under the ROE measure, the Net Income component permitted an award opportunity for participants in the Plan. The Committee nevertheless determined that no payments be made to Messrs. Murdock and DeLorenzo for 1999 performance.

    - LONG-TERM INCENTIVES. The Company provides two forms of long-term incentive opportunity for senior executives: a stock option plan and a long-term incentive plan ("Long-Term Award"). Both plans were previously approved by stockholders.

      OPTIONS. Stock option grants represent incentives tied to future stock appreciation. Stock options are granted periodically to provide executives with a direct incentive to enhance the value of the Common Stock. Historically, awards have been granted at the fair market value of the Common Stock on the date of grant and have generally vested over a three-year period with a term of ten years.

      Since 1995, the Company has imposed specific stock appreciation hurdles for senior management. None of the options granted in 1999 will vest until the stock price reaches certain stock price targets (see table entitled "Option/SAR Grants In The Last Fiscal Year" at page 13). Options will vest in 25% increments upon achieving or exceeding each specified price hurdle for a period of 30 consecutive trading days. To preserve the favorable accounting treatment generally associated with these stock option grants, options will become fully vested three months before the end of their ten-year terms if the individual is still employed by the Company.

      Options are granted at the discretion of the Compensation Committee (based substantially on the recommendations of the Chairman and CEO as to grants for other officers) to key management positions above a specified salary level. Guidelines for the size of each grant are generally based on a multiple of base salary divided by the fair market value of the stock at date of grant, and are consistent with competitive pay practices analyzed by the Committee

      Guidelines for stock option multiples were derived from a combination of competitive market data and subjective judgments. In general, the multiples for individual positions increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grants also reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally were not considered when making stock option awards. Individual option grant multiples in 1999 generally were targeted at the median of peer companies.

      The Committee made two general stock option grants in 1999, the first on January 22, 1999, and the second on December 16, 1999. The first grant continued the Company's past practice of granting options in the first quarter. The Committee determined that the December 1999 grant was necessary to ensure that the Company's compensation package remains competitive.

      LONG-TERM INCENTIVE PLAN. Under the Long-Term Plan, the underlying performance measures and payout provisions were designed in a manner which the Compensation Committee believes will continue to further align executive officer compensation with stockholder returns on a long-term basis. The Long-Term Plan uses three year overlapping cycles with a look-back provision at the end of each third year. A participant's payment opportunity is adjusted up or down based on the average of the performance over the prior three years. One-third of the participant's adjusted payment opportunity vests at the end of each third year, with one-third of the remaining payment vesting annually thereafter. The Compensation Committee authorized all executive officers to participate in the Long-Term Plan. The payment opportunity under these awards was based 50% on performance relative to earnings per share ("EPS") targets, and 50% on performance relative to targets for relative total stockholder return ("RTSR") as measured against a peer group of companies in the MidCap Foods Index. The MidCap Foods Index was chosen to evaluate the Company's performance against a stock market index of food companies, which includes Dole.

      The first sums were earned under this Plan, as the Company met its EPS target applicable to the first year of the Plan. One-third of the balance was paid to the participants, half in cash and half in stock, except for fractional shares which are paid in cash. The remaining two-thirds will be paid in accordance with the terms of the Plan.

      After year-end, the Compensation Committee concluded that the Company's performance against the EPS and RTSR performance measures did not meet minimum threshold requirements and therefore, no accruals will be made to the participants' award accounts for 1999 under the Long-Term Award program.

CEO COMPENSATION

    The Compensation Committee reviewed Mr. Murdock's compensation relative to the compensation (base salary, annual and long-term incentives) of the peer group. It is the Compensation Committee's intent to target aggregate compensation for Mr. Murdock at approximately the median of the peer group. In establishing Mr. Murdock's compensation, the Compensation Committee considered his responsibilities with other companies and determined that Mr. Murdock devotes to Dole the time that is necessary for the effective performance of his duties.

    Under the terms of the Annual Plan, Mr. Murdock was eligible for an annual bonus ranging from 37.5% to 112.5% of base salary. Mr. Murdock's total 1999 bonus opportunity was based on ROE and Net Income. The Committee determined, based in part on the recommendation of Mr. Murdock, that a bonus based on 1999 performance would not be paid to him.

    In 1999, the Compensation Committee approved two stock option grants for Mr. Murdock in the amount of 100,000 options each. The January and December 1999 grants were made at fair market value on the respective dates of grant. Mr. Murdock participated in the Long-Term Award, described above under LONG-TERM INCENTIVES, and thus is eligible for a payment based on the formula-determined award period ending in 1999.

                                          The Corporate Compensation and
                                          Benefits Committee

                                          James F. Gary, Chairman
                                          Mike Curb
                                          Zoltan Merszei

PERFORMANCE GRAPH

    The following graph indicates the performance of the cumulative total return to stockholders of the Company's Common Stock (including reinvested dividends) during the previous five years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index.

                             DOLE FOOD COMPANY, INC
           CUMULATIVE TOTAL RETURN STOCK PRICE PERFORMANCE COMPARISON

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                    S&P MIDCAP FOODS AND
                                   DOLE FOOD COMPANY   S&P 500    S&P FOODS INDEX     BEVERAGES INDEX
                                   -----------------   --------   ---------------   --------------------
12/1994                                   $100           $100           $100                $100
12/1995                                   $179           $138           $127                $131
12/1996                                   $175           $169           $151                $159
12/1997                                   $238           $225           $216                $234
12/1998                                   $158           $290           $234                $223
12/1999                                   $ 87           $351           $184                $166

------------------------

Assumes $100 invested on December 31, 1994 in Dole Food Company Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index and assumes reinvestment of dividends at the frequency with which dividends are paid.

                                   PROPOSAL 2
            ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year ending December 30, 2000, subject to stockholder approval. Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 2000 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

PROPOSALS OF STOCKHOLDERS

    The 2001 Annual Meeting of Stockholders is presently expected to be held on or about May 10, 2001. To be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting, proposals of stockholders intended to be presented at the Meeting must be received by the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than December 8, 2000. In addition, if the Company is not provided with written notice of a stockholder proposal on or before February 21, 2001, proxies solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote on the stockholder proposal if presented at the Annual Meeting.

ANNUAL REPORTS AND FORMS 10-K

    Copies of the Company's Annual Report and Form 10-K for the year ended January 1, 2000 may be obtained without charge by writing to the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362 or by telephoning requests to 818-879-6814. The Company's Annual Report and Form 10-K can also be found on the Company's website: www.dole.com.

                                          By Resolution of the Board of
                                          Directors,

April 6, 2000

-----------------------------------------------------------------------------

                                  PROXY
                         DOLE FOOD COMPANY, INC.
                         PROXY FOR COMMON STOCK
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints DAVID H. MURDOCK and DAVID A. DE LORENZO, and each of them, as Proxies, each with full power of substitution, and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Thursday, May 11, 2000, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

            (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

   [DOLE LOGO]

Dole is a founding member of the national 5 A Day for Better Health Program, launched in 1991 by the National Cancer Institute and Produce for Better Health Foundation to encourage Americans to eat five or more servings of fruits and vegetables everyday.

As part of its ongoing nutrition education program, Dole and nutrition experts from the Mayo Clinic and University of California Los Angeles have collaborated to produce a book, "The Encyclopedia of Foods". Available later this year, the book will be the definitive guide to nutrition and healthy eating to promote physical well being.

Dole invites you to visit its web sites at: www.dole5aday.com.

                                           [fruits and vegetables logo]


                Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------
A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2


              FOR all nominees         WITHHOLD AUTHORITY    NOMINEES:
          listed at right (except  to vote for all nominees  Elaine L. Chao
              as indicated)               listed at right    Mike Curb
1. Election        / /                        / /            David A. DeLorenzo
   of                                                        Richard M. Ferry
   Directors                                                 James F. Gary
                                                             Zoltan Merszei
                                                             David H. Murdock
/ /______________________________________
   For all nominees except as named above.


                                                    FOR    AGAINST    ABSTAIN
2. Elect Arthur Andersen LLP as independent         / /       / /        / /
   public accountants and auditors for the
   2000 fiscal year.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD IN THE ENCLOSED PREPAID ENVELOPE.

                                                         MARK HERE
                                                        FOR ADDRESS
                                                         CHANGE AND
                                                        NOTE AT LEFT    / /


Signature_______________Date:____________Signature_______________Date:__________

NOTE: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign if full corporate name by the authorized officer.

-------------------------------------------------------------------------------

                           DOLE FOOD COMPANY, INC.

                   INSTRUCTION FORM FOR VOTING COMMON STOCK

    The undersigned hereby instructs The Northern Trust Company, as Trustee of the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan") to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") allocated to the undersigned's TaxDip Plan Account at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Thursday, May 11, 2000, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs The Northern Trust Company to vote as specified by the undersigned on the reverse side and to vote in such manner as it may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

                (IMPORTANT--TO BE SIGNED AND DATED ON REVERSE SIDE)

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD BY 5:00 P.M. MONDAY, MAY 8, 2000, IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY THE TRUSTEE.

                                SEE REVERSE SIDE

April 5, 2000

TO:   Participants in the Dole Food Company, Inc. Defined Contribution
Benefit Plan ("TaxDip Plan")

RE:   The 2000 Annual Meeting of Stockholders of Dole Food Company, Inc.

We are the Trustee of the TaxDip Plan.

This letter is to inform you that the 2000 Annual Meeting of Stockholders of Dole Food Company, Inc. will be held on May 11, 2000.

As a participant in the TaxDip Plan, you have the right to instruct the Trustee on how you want the shares of Dole Food Company, Inc. common stock allcoated to your account under the TaxDip Plan to be voted. If a proper instruction form is received in a timely manner by the Trustee's independent tabulation agent as described below, the Trustee shall vote as instructed all Dole Food Company, Inc. shares allocated to your TaxDip Plan account unless to do so would be inconsistent with the Trustee's duties.

Enclosed is the Proxy Statement, instruction form, return envelope and 1999 Annual Report prepared by Dole Food Company, Inc. Please review these materials carefully before completing the enclosed instruction form. You cannot vote the Dole Food Company, Inc. shares allocated to your TaxDip Plan account in person. You must use the enclosed instruciton form. Please mark, sign and date the enclosed instruction form in accordance with the instructions therein, and return it to our independent tabulation agent in the enclosed enevelope. We cannot give assurance that instruction forms received later than 5:00 p.m., Eastern Time, on May 8, 2000 will be honored. If you are an expatriate employee, you may wish to expedite this process by returning the instruction card, sealed in the return envelope, via Dole "Pouch Mail." Dole, in turn, will forward the sealed envelope for tabulation.

If you fail to give a proper voting instruction, and as respects all unallocated shares of Dole Food Company, Inc. common stock held in the TaxDip Plan, the Trustee will vote such shares proportionately in the same manner as it votes Dole Food Company, Inc. shares as to which the Trustee or its agent have received voting instructions as specified above unless to do so would be inconsistent with the Trustee's duties.

Your voting instruction form will be kept strictly confidential.

            Very truly yours,


            THE NORTHERN TRUST COMPANY, AS TRUSTEE
            OF THE DOLE FOOD COMPANY, INC. MASTER RETIREMENT
            SAVINGS TRUST (DAILY VALUATION)



                 Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------

A /X/ Please mark your
      votes as in this
      example



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                FOR ALL       WITHHELD FROM
                NOMINEES      ALL NOMINEES
1. Election                                      NOMINEES:  Elaine L. Chao
   of                                                       Mike Curb
   Directors     /  /          /  /                         David A. DeLorenzo
                                                            Richard M. Ferry
                                                            James F. Gary
                                                            Zoltan Merszei
                                                            David H. Murdock

/  /_________________________________________
    For all nominees except as named above.


Signature____________________________________________ Date:___________________


                                                  FOR       AGAINST    ABSTAIN
2. Elect Arthur Andersen LLP as independent
   public accountants and auditors for the 2000
   fiscal year.                                   /  /       /  /       /  /


THIS INSTRUCTION FORM, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND AS SAID TRUSTEE DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


NOTE: Please sign exactly as your name appears on the instruction form and return it to the Trustee's tabulation agent by 5:00 p.m. Eastern Time, May 8, 2000, to be tabulated. Your voting instructions will be kept confidential.


Signature____________________________________________ Date:___________________